Exhibit 2.1

                                                                EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               WESTWOOD ONE, INC.,

                            COPTER ACQUISITION CORP.

                                       AND

                              METRO NETWORKS, INC.




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#526656 v7
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                                TABLE OF CONTENTS
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Article 1               THE MERGER......................................................................2
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         1.1      The Merger............................................................................2

         1.2      Effective Time........................................................................2

         1.3      Closing of the Merger.................................................................2

         1.4      Effects of the Merger.................................................................2

         1.5      Certificate of Incorporation and Bylaws of the Surviving Corporation..................2

         1.6      Directors of the Surviving Corporation................................................3

         1.7      Officers of the Surviving Corporation.................................................3

Article 2               CONVERSION OF SHARES; MERGER CONSIDERATION......................................3

         2.1      Conversion of Shares..................................................................3

         2.2      Exchange Fund.........................................................................4

         2.3      Stock Options.........................................................................6

Article 3               REPRESENTATIONS AND WARRANTIES OF COMPANY.......................................7

         3.1      Organization and Qualification; Subsidiaries..........................................7

         3.2      Capitalization of Company and Its Subsidiaries........................................8

         3.3      Authority Relative to This Agreement.................................................10

         3.4      SEC Reports; Financial Statements; No Undisclosed Liabilities........................11

         3.5      Information Supplied.................................................................11

         3.6      Consents and Approvals; No Violations................................................12

         3.7      No Default...........................................................................13

         3.8      Absence of Changes...................................................................13

         3.9      Litigation...........................................................................15

         3.10     Compliance with Applicable Law.......................................................15

         3.11     Employee Plans.......................................................................16

         3.12     Labor and Employment Matters.........................................................17

         3.13     Taxes................................................................................18

         3.14     Material Contracts...................................................................21

         3.15     Insurance............................................................................22

         3.16     Real Property........................................................................22


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         3.17     Tangible Property....................................................................23

         3.18     Intellectual Property................................................................23

         3.19     Year 2000............................................................................24

         3.20     Books and Records....................................................................24

         3.21     Absence of Questionable Payments.....................................................25

         3.22     Opinion of Financial Advisor.........................................................25

         3.23     Brokers..............................................................................25

         3.24     Takeover Statutes; Dissenters' Rights................................................25

         3.25     Existing Discussions.................................................................25

Article 4               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................26

         4.1      Organization and Qualification; Subsidiaries.........................................26

         4.2      Capitalization of Parent and Its Subsidiaries........................................26

         4.3      Authority Relative to This Agreement.................................................28

         4.4      SEC Reports; Financial Statements; No Undisclosed Liabilities........................29

         4.5      Information Supplied.................................................................29

         4.6      Consents and Approvals; No Violations................................................30

         4.7      No Default...........................................................................31

         4.8      Absence of Changes...................................................................31

         4.9      Litigation...........................................................................33

         4.10     Compliance with Applicable Law.......................................................33

         4.11     Employee Plans.......................................................................33

         4.12     Labor and Employment Matters.........................................................35

         4.13     Taxes................................................................................36

         4.14     Material Contracts...................................................................37

         4.15     Insurance............................................................................39

         4.16     Real Property........................................................................39

         4.17     Tangible Property....................................................................39

         4.18     Intellectual Property................................................................40

         4.19     Year 2000............................................................................40

         4.20     Books and Records....................................................................40


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         4.21     Absence of Questionable Payments.....................................................40

         4.22     Opinion of Financial Advisor.........................................................41

         4.23     Brokers..............................................................................41

         4.24     Takeover Statutes; Dissenters' Rights................................................41

         4.25     No Prior Activities of Merger Sub....................................................41

         4.26     Existing Discussions.................................................................41

         4.27     Affiliate Agreements.................................................................42

Article 5               COVENANTS......................................................................42

         5.1      Conduct of Business of Company.......................................................42

         5.2      Conduct of Business of Parent........................................................45

         5.3      Conduct of Business of Merger Sub....................................................49

         5.4      Preparation of Joint Proxy Statement; Stockholders Approval..........................49

         5.5      No Solicitation by the Company.......................................................51

         5.6      Intentionally Omitted................................................................53

         5.7      Accountants' Letters.................................................................53

         5.8      Access to Information................................................................53

         5.9       ADVANCE Additional Agreements; Reasonable Best Efforts..............................54

         5.10     Regulatory Reviews...................................................................55

         5.11     Public Announcements.................................................................55

         5.12     Indemnification; Directors' and Officers' Insurance..................................56

         5.13     Notification of Certain Matters......................................................56

         5.14     Tax-Free Reorganization Treatment....................................................57

         5.15     Company Affiliates...................................................................57

         5.16     SEC Filings..........................................................................57

         5.17     Employee Benefits....................................................................58

         5.18     Parent Board.........................................................................58

         5.19     Fees and Expenses....................................................................58

         5.20     Antitakeover Statutes................................................................59

Article 6               CONDITIONS TO CONSUMMATION OF THE MERGER.......................................59

         6.1      Conditions to Each Party's Obligations to Effect the Merger..........................59

         6.2      Conditions to the Obligations of the Company.........................................60

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         6.3      Conditions to the Obligations of Parent and Merger Sub...............................61

Article 7               TERMINATION; AMENDMENT; WAIVER.................................................62

         7.1      Termination by Mutual Agreement......................................................62

         7.2      Termination by Either Parent or the Company..........................................62

         7.3      Termination by the Company...........................................................63

         7.4      Termination by Parent................................................................64

         7.5      Effect of Termination and Abandonment................................................64

         7.6      Amendment............................................................................66

         7.7      Extension; Waiver....................................................................66

Article 8               MISCELLANEOUS..................................................................66

         8.1      Nonsurvival of Representations and Warranties........................................66

         8.2      Entire Agreement; Assignment.........................................................66

         8.3      Notices..............................................................................67

         8.4      Governing Law........................................................................67

         8.5      Descriptive Headings.................................................................68

         8.6      Parties in Interest..................................................................68

         8.7      Severability.........................................................................68

         8.8      Specific Performance.................................................................68

         8.9      Brokers..............................................................................68

         8.11     Counterparts.........................................................................68

         8.12     Interpretation.......................................................................68
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EXHIBITS


Exhibit A -- Company Stockholders Voting Agreement
Exhibit B - Parent Stockholder Voting Agreement
Exhibit C - Company Affiliate's Letter
Exhibit D - Registration Rights Agreement








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                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of June 1, 1999 (the "Agreement"), is among WESTWOOD ONE, INC., a Delaware corporation ("Parent"), COPTER ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and METRO NETWORKS, INC., a Delaware corporation (the "Company").

                  WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, their respective stockholders and have approved the Merger in accordance with this Agreement;

                  WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, concurrently with the execution and delivery of this Agreement, David I. Saperstein, Charles I. Bortnick and Shane E. Coppola (the "Company Stockholders") have entered into a voting agreement with Parent in the form of Exhibit A hereto (the "Company Stockholders Voting Agreement") providing for, among other things, the agreement of the Company Stockholders to vote any and all outstanding shares of common stock, par value $.001 per share ("Company Common Stock") and Series A Convertible Preferred Stock, par value $.001 per share ("Company Series A Preferred Stock"), that they beneficially own in favor of the adoption of this Agreement and the Merger; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Infinity Broadcasting Corporation (the "Parent Stockholder") has entered into a voting agreement in the form of Exhibit B hereto (the "Parent Stockholder Voting Agreement") providing for, among other things, the agreement of the Parent Stockholder to vote any and all outstanding shares of common stock, par value $.01 per share ("Parent Common Stock"), of the Company that it beneficially owns in favor of the Share Issuance (as defined in Section 4.3(a)) by the Parent; and

                  WHEREAS, each of Charles I. Bortnick and Shane E. Coppola have entered into employment agreements with Parent, and David I. Saperstein has entered into a consulting agreement with Parent, which agreements shall become effective upon consummation of the Merger.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the Company, Parent and Merger Sub hereby agree as follows:

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                                   ARTICLE 1

                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation under the name "Metro Networks, Inc." (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of Merger Sub shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the later of such filing or at such time thereafter as may be agreed to in writing by each of the parties hereto and specified in such certificate of merger (the "Effective Time").

1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that the name of Merger Sub shall be changed to "Metro Networks, Inc.", until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws and the DGCL.


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1.6 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.7 Officers of the Surviving Corporation. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE 2

                   CONVERSION OF SHARES; MERGER CONSIDERATION

2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or their respective stockholders:

         (a) Common Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (b) Common Stock of the Company. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a "Share"), other than Shares to be cancelled in accordance with Section 2.1(d), shall be converted into the right to receive 1.5 fully paid and non-assessable shares (the "Exchange Ratio") of Parent Common Stock (all such shares of Parent Common Stock issued, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(f), being referred to as the "Merger Consideration"), and shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously evidencing any such Shares (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 2.2, the Merger Consideration with respect to the Shares previously evidenced by such Certificate.

         (c) Preferred Stock of the Company. Each share of the Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Company Series A Preferred Stock to be cancelled in accordance with
Section 2.1(d), shall be converted into the right to receive 1.5 fully paid and non-assessable shares of a corresponding series of preferred stock of Parent (the "Parent Series A Preferred Stock") that shall have the terms set forth in a Certificate of Designations which is substantially identical to the certificate of designations relating to the Company Series A Preferred Stock, except that


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Parent's name shall be substituted for the Company's therein and the liquidation preference payable to holders of Parent Series A Preferred Stock shall be the par value thereof (the "Certificate of Designations"). Upon surrender at the Closing of a certificate representing shares of Company Series A Preferred Stock to Parent, together with such customary instruments of transfer and other documents as Parent may reasonably request, the holder of such certificate shall be entitled to receive in exchange therefor certificates or other evidence representing the number of shares of Parent Series A Preferred Stock which such holder has the right to receive pursuant to the immediately preceding sentence.

         (d) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Company Common Stock and Company Series A Preferred Stock that is owned by the Company, Parent or Merger Sub shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

2.2      Exchange Fund.

         (a) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, a bank or trust company to be designated by Parent, which bank or trust company shall be reasonably acceptable to the Company (the "Exchange Agent"), shall mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares to be cancelled pursuant to Section 2.1(d))
(i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the Shares formerly represented thereby.

         (b) Deposit of Merger Consideration. Promptly after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares for exchange in accordance with this Article 2, certificates or other evidence representing the shares of Parent Common Stock issuable pursuant to
Section 2.1(b). Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2(f) and any dividends or other distributions pursuant to
Section 2.2(e). Any cash and certificates or other evidence representing shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

         (c) Surrender of Certificates. Upon surrender of a Certificate to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other customary documents as Parent or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) certificates or other evidence representing the number of whole shares of Parent Common Stock which such Holder has the right to receive pursuant to Section 2.1(b), (ii) any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(f) and (iii) any dividends or other


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distributions pursuant to Section 2.2(e) (in each case without interest and less the amount of any required withholding Taxes, if any, in accordance with Section 2.2(i)).

         (d) Rules Governing Exchange. Parent, in consultation with the Company prior to the Effective Time, shall have the right to make reasonable rules, not inconsistent with the terms of this Agreement, governing the issuance and delivery of certificates for, or other evidence of, shares of Parent Common Stock and Parent Series A Preferred Stock.

         (e) Distributions With Respect to Unexchanged Shares of Parent Common Stock. The shares of Parent Common Stock issuable pursuant to Section 2.1(b) shall be deemed to have been issued at the Effective Time for purposes of entitlement to dividends or other distributions declared, if any, after the Effective Time. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock such holder is entitled to receive until such Certificate is surrendered by such holder.

         (f) Fractional Shares. No scrip or fractional share certificate for Parent Common Stock will be issued upon the surrender of Certificates, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent with respect to such fractional share interest. In lieu of the issuance of fractional shares, Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Shares an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Shares held at the Effective Time by such holder) by (ii) the closing price for a share of Parent Common Stock on the NYSE Composite Transaction Tape on the first business day immediately following the Effective Time.

         (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Shares for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and subject to Section 2.2(h) Parent shall deliver, the Merger Consideration and any dividends or other distributions with respect to the Parent Common Stock to which such holder is entitled pursuant to this Article 2.

         (h) No Liability. None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any former holder of Shares for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (i) Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration


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otherwise payable pursuant to this Agreement to any former holder of Shares, such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

         (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to Section 2.2(e).

         (k) Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

         (l) Affiliates. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a person who may be deemed a Company Affiliate in accordance with Section 5.15, until such person has executed and delivered to Parent a Company Affiliate Letter (as defined in Section 5.15).

2.3      Stock Options.

         (a) Parent and the Company shall take such commercially reasonable actions as are necessary to provide that (i) at the Effective Time each outstanding Company Stock Option (as defined in Section 3.2(a)) shall be adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of Parent Common Stock as provided below and (ii) except as otherwise provided for in this Agreement or in option grants to non-employee directors of the Company, or as agreed to in writing by Parent, the vesting of exercisability of any Company Stock Option shall not be accelerated due to the Merger or this Agreement. Following the Effective Time, each Company Stock Option shall continue to have, and shall be subject to, the same terms and conditions (including vesting and transfer restrictions) set forth in the Company Option Plans (as defined in Section 3.2(a)) or any other agreement pursuant to which such Company Stock Option was subject immediately prior to the Effective Time, except that (i) each Company Stock Option shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of the Company Common Stock for which such Company Stock Option was exercisable and (y) the Exchange Ratio, rounded down to the


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nearest whole share, if necessary, (ii) the per share exercise price of such
Company Stock Option shall be the exercise price immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) and (iii) in the event an optionee's (other than David Saperstein's) employment is terminated by the Surviving Corporation or one of its affiliates without "cause" (as defined in the optionee's option agreement) within three years following the Effective Time, Parent shall cause any unvested options held by the optionee which were granted pursuant to the Company Option Plans prior to the Effective Time to immediately vest. The adjustments provided herein to any options which are incentive stock options (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

         (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3) after giving effect to the Merger and the provisions set forth above. Parent shall comply with the terms of the Company Option Plans.

         (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. Parent shall file a registration statement on Form S-8 as of or prior to the Effective Time with respect to the shares of Parent Common Stock subject to Company Stock Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

                  The Company hereby represents and warrants to each of Parent and Merger Sub as follows:

3.1      Organization and Qualification; Subsidiaries.

         (a) The Company and each of its subsidiaries (as defined in Section 3.1(b)) is a corporation or legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.


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         (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"), the Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity (other than marketable securities which are held as investments and are reflected as such on the consolidated financial statements of the Company). The term "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or managing member, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or (iii) more than fifty percent (50%) of the value of the outstanding equity securities or interests (including membership interests) of which are owned directly or indirectly by such party.

         (c) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. When used in connection with any party to this Agreement, the term "Material Adverse Effect" means, with respect to any entity, any event, change, occurrence, development, circumstance or effect that is or would reasonably be expected to be materially adverse to (i) the assets, properties, condition (financial or otherwise), business or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

         (d) The Company has heretofore delivered or made available to Parent accurate and complete copies of the articles or certificate of incorporation and by-laws, or other similar organizational documents, as currently in effect, of the Company and each of its subsidiaries.

3.2      Capitalization of Company and Its Subsidiaries.

         (a) The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Company Common Stock, of which, as of May 31, 1999, 16,730,969 shares were issued and outstanding and no shares were held in treasury and (ii) 10,000,000 shares of Preferred Stock, par value $.001 per share, of which, as of May 31, 1999, 2,549,750 shares of Company Series A Preferred Stock were authorized, issued and outstanding. All of the issued and outstanding shares of the Company Common Stock and Company Series A Preferred Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of May 31, 1999, (i) 2,050,123 shares of the Company


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Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options granted by the Company to purchase shares of the Company Common Stock (the "Company Stock Options") issued pursuant to the Company stock option plans listed in Section 3.2(a) of the Company Disclosure Schedule (the "Company Option Plans") and (ii) 2,549,750 shares of the Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the conversion of outstanding shares of the Company Series A Preferred Stock. Since May 31, 1999, no shares of the Company's capital stock have been issued other than pursuant to the exercise of the Company Stock Options already in existence on such date and, since May 31, 1999, no Company Stock Options have been granted. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of all holders of options to acquire shares of the Company Common Stock, including such person's name, the number of options (vested, unvested and total) held by such person, the remaining term for vesting of such options and the exercise price for each such option. Except as set forth above in this Section 3.2(a), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, or interests in the ownership or earnings, of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting or disposition of any shares of capital stock of the Company.

         (b) Except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

3.3      Authority Relative to This Agreement.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Requisite Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by holders of a majority of the voting stock of the Company (which is comprised solely of Company Common Stock and Company Series A Preferred Stock) acting as a single class (the "Company Requisite Vote")). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity).

         (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for, the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) to recommend to the Company's stockholders that they approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and (iii) to approve the Company Stockholders Voting Agreement.

         (c) The Company Board has directed that this Agreement be submitted to the Company's stockholders for their approval and adoption at the Company Stockholders Meeting (as defined in Section 5.4(c)).

         (d) The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote or consent of the stockholders of the Company is required by law, the certificate of incorporation or bylaws of the Company or otherwise in order for the Company to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger. Based upon the currently outstanding capital stock of the Company, the Company Stockholders own of record a majority of the issued and outstanding shares of voting capital stock of the Company. Based upon the currently outstanding capital stock of the Company, the affirmative vote of the Company Stockholders will be sufficient to obtain the Company Requisite Vote.

3.4      SEC Reports; Financial Statements; No Undisclosed Liabilities.

         (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since October 16, 1996 (the "Company SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect on the date when such Company SEC Reports were filed and fairly present, in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount).

         (b) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for liabilities or obligations (i) reflected in the Company SEC Reports filed prior to the date hereof (the "Filed Company SEC Reports"), (ii) disclosed in the Company Disclosure Schedule, (iii) incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (iv) incurred in connection with the transactions contemplated hereby.

         (c) The Company has heretofore made available to Parent a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

3.5      Information Supplied.

         (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 (as defined in Section 5.4), will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) The Joint Proxy Statement/Prospectus (as defined in Section 5.4), will not, at the date first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company in this Section 3.5(b) with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent or any of its subsidiaries for inclusion or incorporation by reference in the S-4 or (ii) compliance with the requirements of the Securities Act or the Exchange Act with respect to documents incorporated by reference in the S-4 from the Parent SEC Reports (as defined in Section 4.4). The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

3.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of a certificate of merger as required by the DGCL, and as otherwise set forth in Section 3.6 of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, including, without limitation, station affiliation agreements, or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation ("Law") applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No rights of first refusal or first offer, preemptive rights or similar rights of participation are applicable to the transactions contemplated by this Agreement.

3.7 No Default. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, none of the Company or its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except, in the case of (i), for immaterial defaults with respect to subsidiaries and, in the case of (ii) or (iii), for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.8 Absence of Changes. Except as and to the extent disclosed by the Company in the Filed Company SEC Reports or as disclosed in Section 3.8 of the Company Disclosure Schedule, since January 1, 1999, the Company and its subsidiaries have, in all material respects, conducted their businesses in the ordinary and usual course consistent with past practice and there has not been:

         (a) any event, change, occurrence, development or state of circumstances or facts which does or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, excluding, any change, effect, event, development, state of facts or circumstances or occurrence (i) relating to the United States economy in general, (ii) relating to events or developments affecting the industry in which the Company and its subsidiaries operate generally, (iii) with respect to station affiliation agreements only, arising out of or otherwise resulting from the announcement of the execution and delivery of this Agreement or (iv) arising out of or otherwise resulting from any action taken or not taken by the Company at the direction of Parent or Merger Sub in compliance with the terms and conditions of this Agreement;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any subsidiary of any Company Securities;

         (c) any amendment of any term of any outstanding security of the Company or any subsidiary;

         (d) (i) any incurrence or assumption by the Company or any subsidiary of any indebtedness for borrowed money (A) other than in the ordinary course of business consistent with past practice or (B) in connection with any acquisition or capital expenditure permitted by Section 5.1 or (ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any subsidiary for the obligations of any other person (other than any wholly owned subsidiary of the Company), other than in the ordinary course of business consistent with past practice;

         (e) any creation or assumption by the Company or any subsidiary of any Lien (other than (i) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(iii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (iv) Liens securing zoning restrictions, easements, rights-of-way, restrictions under governmental licenses or authorizations, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of such party; (v) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar legislation; and (vi) Liens which do not materially interfere with the occupant's use and enjoyment of such real property or materially detract from or diminish the value thereof (collectively, "Permitted Liens")) of any kind or nature whatsoever on any material asset of the Company or any subsidiary other than in the ordinary course of business consistent with past practice;

         (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary other than (i) any acquisition permitted by Section 5.1, (ii) loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company or
(iii) loans or advances to employees of the Company or any subsidiary made in the ordinary course of business consistent with past practice not in excess of $50,000 individually or $250,000 in the aggregate;

         (g) (i) any contract or agreement entered into by the Company or any subsidiary relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than, in the case of
(i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

         (h) any material change in any method of accounting or accounting principles or practice (for financial accounting or tax purposes) by the Company or any subsidiary, except for any such change required by GAAP;

         (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries other than, with respect to employees (but not executive officers or directors), in the ordinary course of business or involving payments not in excess of $25,000 in any one case, or $100,000 in the aggregate or in accordance with the Company's severance guidelines in effect on the date hereof; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries other than, in the case of clauses (ii), (iii) or (iv) the entering into of such agreements (or amendments thereto) or the payment of increases made prior to the date hereof in the ordinary and usual course of business consistent with past practice; or

         (j) any action or proceeding commenced or, to the knowledge of the Company, threatened or proposed, to condemn or take by eminent domain or other governmental action any real or personal property owned or used by the Company and its subsidiaries.

3.9 Litigation. Except as disclosed by the Company in the Filed Company SEC Reports or as disclosed in Section 3.9 of the Company Disclosure Schedule, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets and (ii) none of the Company or its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree, which, in the case of either (i) or (ii), would require the Company to make payments in excess of $250,000 with respect to any single suit, claim, action, proceeding, investigation, judgment, order, writ, injunction or decree, or has had or would reasonably be expected to have a Material Adverse Effect on the Company.

3.10 Compliance with Applicable Law. Except as disclosed by the Company in the Filed Company SEC Reports or Section 3.10 of the Company Disclosure Schedule, and except for failures which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), (ii) the Company and its subsidiaries are in compliance with the terms of the Company Permits, (iii) the businesses of the Company and its subsidiaries are not being conducted in violation of any Law of any Governmental Entity, including Laws relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release of or exposure to hazardous materials (collectively, "Environmental Laws"), and (iv) except as disclosed in Section 3.13 hereof, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

3.11     Employee Plans.

         (a) Section 3.11(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, retention, salary continuation, stock and stock-related award, stock option, stock purchase or collective bargaining agreements, plans, policies and arrangements which the Company or any of its subsidiaries maintains, is a party to, contributed to or has any obligation to or liability for in respect of current or former employees and directors (each, a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans other than a "multiemployer plan" (within the meaning of section 3(37) of ERISA) is subject to Title IV of ERISA.

         (b) True, correct and complete copies of the following documents, which are correct and complete in all material respects, with respect to each of the Company Plans (other than a multiemployer plan (as defined below)), have been made available to Parent, to the extent applicable: (i) any plans, all material amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) material written communications to employees relating to the Company Plans; and (vi) written descriptions of all material non-written agreements relating to the Company Plans.

         (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Company Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made, (ii) the Company and its subsidiaries have performed all obligations required to be performed by them under any Company Employee Benefit Plan, (iii) the Company Employee Benefit Plans have been administered and are in compliance in all respects with their terms and the requirements of ERISA, the Code and other applicable laws, and (iv) there are no actions, suits, arbitrations, claims (other than routine claims for benefits) or administrative proceedings pending or, to the knowledge of the Company, threatened with respect to any Company Employee Benefit Plan.

         (d) Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, each Company Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code, respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and the Company knows of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan and its related trust.

         (e) Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, solely or in connection with any other event, (i) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed in
Section 3.11(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, solely or in connection with any other event, result in any payment becoming due, or increase the compensation due, to any current or former employee or director of the Company or any of its subsidiaries.

         (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, none of the Company Employee Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         (g) Neither the Company nor any of its subsidiaries has incurred, nor, to the Company's knowledge is likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) which remains unsatisfied in an amount which would have a Material Adverse Effect. The termination of, or withdrawal from, any multiemployer plan to which the Company or any of its subsidiaries contributes, on or prior to the Effective Time, will not subject the Company or any of its subsidiaries to any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect on the Company.

3.12     Labor and Employment Matters.

         (a) Section 3.12 of the Company Disclosure Schedule sets forth a list of all employment or severance compensation agreements that require the Company or its subsidiaries to make payments in excess of $250,000 annually, and labor or collective bargaining agreements to which the Company or any subsidiary is party. Except as set forth in Section 3.12 of the Company Disclosure Schedule,
(i) there are no employment or severance compensation agreements that require the Company or its subsidiaries to make payments in excess of $250,000 annually,
(ii) there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries is a party to or bound by any agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation (including stock options) or an accelerated payment of compensation (including the accelerated vesting of stock options) as a result of the (A) consummation of the transactions contemplated hereby or (B) the termination of such employment or consulting following such consummation. The Company has heretofore made available to Parent true and complete copies of the agreements listed on Section 3.12 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

         (b) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, no employees of the Company or any of its subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification; and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, there are no organizing activities involving the Company or its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries.

         (c) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, there are no material unfair labor practice charges, grievances or complaints pending before any Government Entity or threatened in writing by or on behalf of any employee or group of employees of the Company or its subsidiaries.

         (d) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, there are no material complaints, charges or claims against the Company or its subsidiaries filed and currently pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its subsidiaries.

         (e) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, the Company and each of its subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

3.13     Taxes.

         (a) Except as disclosed in Section 3.13 of the Company Disclosure
Schedule:

            (i) Each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal income Tax Returns (as hereinafter defined) and all other material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

            (ii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any subsidiary in excess of $250,000. No liens for Taxes exist with respect to any asset of Company or any subsidiary of the Company, except for statutory liens for Taxes not yet due.

            (iii) The federal income Tax Returns of the Company and each subsidiary of the Company have been examined by and settled with the United States Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 1994, and the material state income and franchise Tax Returns and the foreign Tax Returns of the Company and each subsidiary of the Company have been examined by and settled with the applicable Tax authorities for the years specified in Section 3.13 of the Company Disclosure Schedule. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. Neither the Company nor its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed.

            (iv) Neither the Company nor any subsidiary of the Company is a party to a Tax allocation or sharing agreement.

            (v) Neither the Company nor any subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

            (vi) Neither the Company nor any subsidiary of the Company (i) has been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (vii) No audit or other administrative or court proceedings are pending with respect to federal, state or foreign income or franchise Taxes of the Company or any subsidiary of the Company and no written notice thereof has been received. Neither the Company nor any subsidiary has any outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, federal, state or foreign income or franchise Taxes due from or with respect to the Company or any subsidiary for any taxable period.

            (viii) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Company nor any subsidiary of the Company files Tax Returns that the Company or any subsidiary of the Company is or may be subject to taxation in that jurisdiction.

            (ix) Neither the Company nor any subsidiary of the Company is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

            (x) The Company has made available to Parent true and complete copies of (i) all federal, state and foreign income and franchise Tax Returns of the Company and its subsidiaries for the preceding three Taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any subsidiary of the Company.

            (xi) No subsidiary of the Company owns any Shares.

            (xii) None of the Company or any of its subsidiaries has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

            (xiii) The Company and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

            (xiv) Neither the Company nor any subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

For purposes of this Agreement:

                  "Tax" means any and all United States federal, state, county or local, or foreign or provincial taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any governmental authority.

                 "Tax Returns" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

3.14     Material Contracts.

         (a) Section 3.14 of the Company Disclosure Schedule (together with
Section 3.12 of the Company Disclosure Schedule) lists all material contracts and agreements (and all material amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party materially affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound including, without limitation, all: (i) employment, severance, product design or development, personal services or consulting agreements (other than contracts with affiliates or as identified in clause (iii) of this Section 3.14) pursuant to which the Company or its subsidiaries are required to pay more than $250,000 annually, or by which the Company or its subsidiaries receive more than $1,000,000 annually; (ii) except for contracts relating to the normal business operations of the Company and its subsidiaries entered into in the ordinary course of business consistent with past practice, contracts pursuant to which the Company is obligated to indemnify any other individual or entity; (iii) contracts and agreements for the sale of advertising or advertising services or with advertising agencies or representatives, that contain exclusivity or "most favored nation" provisions and account, individually or in the aggregate for a series of related contracts for a single advertising client, for revenues or expenses per annum, as the case may be, in excess of $1,000,000; (iv) contracts and agreements providing for a right of first refusal, first negotiation, "tag along" or "drag along" rights applicable to any capital stock or material assets of the Company or any of its subsidiaries; (v) partnership, joint venture or cooperative development agreements pursuant to which the Company could be required to contribute or make payments in excess of $1,000,000; (vi) contracts and agreements with any Governmental Entity requiring payments by either party in excess of $500,000;
(vii) material promotion or marketing arrangements; (viii) other than with respect to intercompany indebtedness or as set forth in the consolidated financial statements of the Company or the notes thereto, loan or credit agreements, mortgages, indentures, or other agreements on instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement or instrument pursuant to which indebtedness for borrowed money may be incurred, including guaranties; (ix) contracts and agreements providing for the provision of any services, products or payments to or from any officer, director, employee or other affiliate of the Company or such officer, director or employee; (x) contracts and agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries, or would restrict the ability of Parent or any of its subsidiaries, to compete in any geographic area or line of business; (xi) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company if such Form 10-K were required to be filed on the date hereof; and (xii) all commitments and agreements to enter into any contracts or agreements relating to any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the "Company Material Contracts"). The Company has heretofore delivered or made available to Parent true, correct and complete copies of all Company Material Contracts.

         (b) Each of the Company Material Contracts is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity) and there is no default under any Company Material Contract either by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries (including the consummation of the Merger) or, to the knowledge of the Company, any other party, in any such case in which such default or event does, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (c) To the Company's knowledge, no party to any such Company Material Contract has given notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries with respect to any material breach or default thereunder.

         (d) To the knowledge of the Company, during the three months immediately prior to the date hereof, the parties to station affiliation agreements with the Company or its subsidiaries have not communicated to the Company or its subsidiaries an intent to terminate or not to renew any of such affiliation agreements at a rate that is greater than the rate of such communications during the nine months immediately prior to such three month period.

3.15 Insurance. The Company and each of its subsidiaries maintains adequate insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

3.16     Real Property.

         (a) Section 3.16(a) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its subsidiaries that is material to the conduct of the business of the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except Permitted Liens.

         (b) Section 3.16(b) of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the "Company Real Property Leases") (i) involving payments by the Company or any of its subsidiaries in excess of $500,000 per year under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or (ii) that are material to the conduct of the business of the Company and its subsidiaries, taken as a whole. The Company has heretofore delivered or made available to Parent true, correct and complete copies of all Company Real Property Leases (and all material modifications, amendments and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party materially affecting the obligations of any party thereunder). Each Company Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms and is in full force and effect, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. All rent and other sums and charges payable by the Company and its subsidiaries as tenants under each Company Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Company Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens.

         (c) No party to any such Company Real Property Leases has given written notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries with respect to any material breach or default thereunder.

3.17 Tangible Property. With respect to the tangible properties and assets of the Company and its subsidiaries (excluding real property), the Company and its subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, except where the failure to have good title or hold valid and enforceable leases does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All of the material assets of the Company and its subsidiaries have been maintained and repaired for their continued operation and are in good repair and condition (ordinary wear and tear excepted) in all material respects.

3.18     Intellectual Property.

         (a) Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights copyrights service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted and, to the Company's knowledge or as disclosed in
Section 3.18 of the Company Disclosure Schedule, there has been no assertion or claim challenging the validity or enforceability of any of the foregoing which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there have been no claims made or notices that the conduct of the Company's business has infringed the intellectual property rights of any third party.

         (b) Except as disclosed in Section 3.18 of the Company Disclosure Schedule, to the knowledge of the Company: (i) the Company owns all right, title and interest in, or possesses valid licenses or other rights to use, all computer software programs, including, without limitation, the Metro Source Software, developed by the Company or by the Company's employees on behalf of the Company (the "Company Software"), and such programs perform in all material respects in accordance with the specifications, documentation and other written materials used in connection therewith and are operational in the business environment, are in machine readable form, contain all current revisions thereof, and include all tapes and object and source codes; (ii) neither the Company nor any employee or agent of the Company has developed or assisted in the enhancement of the Company Software, except for enhancements which are owned or licensed by the Company; (iii) no employee of the Company is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Company Software or any noncompetition arrangement, or any other contract or any restrictive covenant relating to the Company Software or its development or exploitation; (iv) the Company has no obligation to compensate any Person for the development, use, sale or exploitation of the Company Software nor has the Company granted to any other Person any license, option or other rights to develop, use, sell or exploit in any manner the Company Software, whether requiring the payment of royalties or not; (v) the Company has taken appropriate measures to protect the confidential and proprietary nature of the Company Software; (vi) there have been no patents applied for and no copyrights registered for any part of the Company Software; and (vii) there are no trademark rights of any person or entity (other than the Company) with respect to any of the Company Software, except in respect of clauses (i)-(vii) for such exceptions which, individually or in the aggregate, do not or would not reasonably be expected to have a Material Adverse Effect on the Company.

3.19 Year 2000. The Company and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "Company Year 2000 Plan"). The Company has provided Parent with a copy of the Company Year 2000 Plan and has provided a report on the status of the Company Year 2000 Plan through April 30, 1999 that is accurate in all material respects. The Company Year 2000 Plan addresses the Year 2000 issues which, to the knowledge of the Company, are material to the Company and its subsidiaries, including internal information systems and process control risks, embedded circuitry risks and third party risks.

3.20 Books and Records. The books of account, minute books, stock record books, and other records of the Company and its subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company and its subsidiaries are subject to that Section), including the maintenance of and adequate system of internal controls. The minute books of the Company and its subsidiaries contain accurate and complete records (in all material respects) of all meetings held of and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and its subsidiaries. At the Closing, all of those books and records will be in the possession of the Company and its subsidiaries.

3.21 Absence of Questionable Payments. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

3.22 Opinion of Financial Advisor. Goldman, Sachs & Co. (the "Company Financial Advisor") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Shares from a financial point of view, and such opinion has not been withdrawn or adversely modified.

3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

3.24 Takeover Statutes; Dissenters' Rights. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Company Stockholders Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover Laws and regulations (collectively, "Takeover Statutes") of the State of Delaware, including, without limitation,
Section 203 of the DGCL, and, to the knowledge of the Company, all other states, or any anti-takeover provision in the Company's certificate of incorporation. The provisions of Section 203 of the DGCL do not apply to the Covered Transactions. Holders of Shares do not have dissenters' rights in connection with the Merger.

3.25 Existing Discussions. Except as disclosed in Section 3.25 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Company Acquisition Proposal (as defined in Section 5.5(c)).

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1      Organization and Qualification; Subsidiaries.

         (a) Parent and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.

         (b) Except as set forth in Section 4.1(b) of the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), Parent has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity (other than marketable securities which are held as investments and are reflected as such on the consolidated financial statements of the Company).

         (c) Parent and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         (d) Parent has heretofore delivered or made available to the Company accurate and complete copies of the articles or certificate of incorporation and by-laws, or other similar organizational documents, as currently in effect, of Parent and each of its subsidiaries.

4.2      Capitalization of Parent and Its Subsidiaries.

         (a) The authorized capital stock of Parent consists of: (i) 117,000,000 shares of Parent Common Stock, of which, as of June 1, 1999, 35,054,730 shares were issued and outstanding and 7,058,595 shares were held in treasury, (ii) 3,000,000 shares of Class B Stock, par value $.01 per share ("Parent Class B Stock"), of the Company, of which, as of June 1, 1999, 351,733 shares were issued and outstanding and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which was outstanding as of June 1, 1999. All of the issued and outstanding shares of Parent Common Stock and Parent Class B Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of June 1, 1999, (i) 3,832,500 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options granted by Parent to purchase shares of Parent Common Stock (the "Parent Stock Options") issued pursuant to the Parent stock option plans listed in Section 4.2(a) of the Parent Disclosure Schedule (the "Parent Option Plans"), (ii) 351,733 shares of the Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the conversion of outstanding shares of Parent Class B Stock and (iii) 4,000,000 shares of the Parent Common Stock were reserved for issuance upon conversion of warrants described in Section 4.2(a) of the Parent Disclosure Schedule. Since January 1, 1999, no shares of Parent's capital stock have been issued other than pursuant to the exercise of Parent Stock Options already in existence on such date and, since March 10, 1999, no Parent Stock Options have been granted. Section 4.2(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all holders of options to acquire shares of Parent Common Stock, including such person's name, the number of options (vested, unvested and total) held by such person, the remaining term for vesting of such options and the exercise price for each such option. Except as set forth above in this Section 4.2(a), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent,
(ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalents, or interests in the ownership or earnings, of Parent or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. The Shares of Parent Common Stock and Parent Series A Preferred Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights and, with respect to the Parent Common Stock, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable state securities laws. Parent has reserved for issuance shares of Parent Common Stock, issuable upon conversion of shares of Parent Series A Preferred Stock. Except as set forth in
Section 4.2(a) of the Parent Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting or disposition of any shares of capital stock of Parent.

         (b) All of the outstanding capital stock of Parent's subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of Parent. There are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

4.3      Authority Relative to This Agreement.

         (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Requisite Vote (as defined below), to consummate the transactions contemplated hereby to be performed by it (including, in the case of Parent, the issuance of shares of Parent Common Stock in the Merger (the "Share Issuance") and the issuance of shares of Parent Series A Preferred Stock in the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be performed by it (including, in the case of Parent, the Share Issuance and the issuance of shares of Parent Series A Preferred Stock in the Merger) have been duly and validly authorized and approved by the Board of Directors of Parent (the "Parent Board"), the Board of Directors of Merger Sub and Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Share Issuance, the approval by the holders of a majority of the then outstanding shares of Parent Common Stock and Parent Class B Stock acting as a single class (the "Parent Requisite Vote")). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid, legal and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity).

         (b) The Parent Board has duly and validly approved, and taken all corporate actions required to be taken by the Parent Board for, the consummation of the transactions, including the Merger, the Share Issuance and the issuance of shares of Parent Series A Preferred Stock in the Merger, contemplated hereby and has resolved (i) to deem the Share Issuance advisable and fair to, and in the best interests of, Parent and its stockholders and (ii) to recommend to Parent's stockholders that they approve the Share Issuance.

         (c) The Parent Board has directed that the Share Issuance be submitted to Parent's stockholders for their approval at the Parent Stockholders Meeting (as defined in Section 5.4(d)).

         (d) The Parent Requisite Vote is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Share Issuance. No other vote or consent of the stockholders of Parent is required by law, the certificate of incorporation or bylaws of Parent or otherwise in order for Parent to approve the Share Issuance.

4.4      SEC Reports; Financial Statements; No Undisclosed Liabilities.

         (a) Parent has filed all required forms, reports and documents with the SEC since December 31, 1995 (the "Parent SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect on the date when such Parent SEC Reports were filed and fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount).

         (b) Neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for liabilities or obligations (i) disclosed in the Parent Disclosure Schedule, (ii) reflected in the Parent SEC Reports filed prior to the date hereof (the "Filed Parent SEC Reports"), (iii) incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (iv) incurred in connection with the transactions contemplated hereby.

         (c) Parent has heretofore made available to the Company a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

4.5      Information Supplied.

         (a) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) Neither the S-4 nor any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub in this Section 4.5(b) with respect to (i) statements made or incorporated by reference therein based on information supplied by the Company or any of its subsidiaries for inclusion or incorporation by reference in the S-4 or (ii) compliance with the requirements of the Securities Act or the Exchange Act with respect to documents incorporated by reference in the S-4 from the Company SEC Reports. The S-4 will comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

4.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the filing and recordation of a certificate of merger and a certificate of designations relating to the Parent Series A Preferred Stock as required by the DGCL, and as otherwise set forth in
Section 4.6 of the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in Section
4.6 of the Parent Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of Parent or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, including, without limitation, station affiliation agreements, or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No rights of first refusal or first offer, preemptive rights or similar rights of participation are applicable to the transactions contemplated by this Agreement.

4.7 No Default. None of Parent or its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except, in the case of (i), for immaterial defaults with respect to subsidiaries and, in the case of (ii) or (iii), for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.8 Absence of Changes. Except as and to the extent disclosed by Parent in the Filed Parent SEC Reports or as disclosed in Section 4.8 of the Parent Disclosure Schedule, since January 1, 1999, Parent and its subsidiaries have, in all material respects, conducted their businesses in the ordinary and usual course consistent with past practice and there has not been:

         (a) any event, change, occurrence, development or state of circumstances or facts which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, excluding any change, effect, event, development, state of facts or circumstances or occurrence (i) relating to the United States economy in general, (ii) relating to events or developments affecting the industry in which Parent and its subsidiaries operate generally, (iii) with respect to station affiliation agreements only, arising out of or otherwise resulting from the announcement of the execution and delivery of this Agreement or (iv) arising out of or otherwise resulting from any action taken or not taken by Parent or Merger Sub at the direction of the Company in compliance with the terms and conditions of this Agreement;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any subsidiary of any Parent Securities;

         (c) any amendment of any term of any outstanding security of Parent or any subsidiary;

         (d) (i) any incurrence or assumption by Parent or any subsidiary of any indebtedness for borrowed money (A) other than in the ordinary course of business consistent with past practice or (B) in connection with any acquisition or capital expenditure permitted by Section 5.2 or (ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Parent or any subsidiary for the obligations of any other person (other than any wholly owned subsidiary of Parent), other than in the ordinary course of business consistent with past practice;

         (e) any creation or assumption by Parent or any subsidiary of any Lien (other than Permitted Liens) of any kind or nature whatsoever on any material asset of Parent or any subsidiary other than in the ordinary course of business consistent with past practice;

         (f) any making of any loan, advance or capital contribution to or investment in any person by Parent or any subsidiary other than (i) any acquisition permitted by Section 5.2, (ii) loans, advances or capital contributions to or investments in wholly owned subsidiaries of Parent or (iii) loans or advances to employees of Parent or any subsidiary made in the ordinary course of business consistent with past practice not in excess of $50,000 individually or $250,000 in the aggregate;

         (g) (i) any contract or agreement entered into by Parent or any subsidiary relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Parent or any subsidiary of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

         (h) any material change in any method of accounting or accounting principles or practice (for financial accounting or tax purposes) by Parent or any subsidiary, except for any such change required by GAAP;

         (i) any (i) grant of any severance or termination pay to any director, officer or employee of Parent or any of its subsidiaries other than, with respect to employees (but not executive officers or directors), in the ordinary course of business or involving payments not in excess of $25,000 in any one case, or in the aggregate $100,000; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its subsidiaries; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its subsidiaries other than, in the case of clauses (ii), (iii) or (iv), the entering into of such agreements (or amendments thereto) or the payment of increases made prior to the date hereof in the ordinary and usual course of business consistent with past practice; or

         (j) any action or proceeding commenced or, to the knowledge of Parent, threatened or proposed, to condemn or take by eminent domain or other governmental action any real or personal property owned or used by Parent and its subsidiaries.

4.9 Litigation. Except as disclosed by Parent in the Filed Parent SEC Reports or as disclosed in Section 4.9 of the Parent Disclosure Schedule, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets and (ii) none of Parent or its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree, which, in the case of either (i) or (ii) would require Parent to make payments in excess of $250,000 with respect to any single suit, claim, action, proceeding, investigation, judgment, order, writ, injunction or decree, or has had or would reasonably be expected to have a Material Adverse Effect on Parent.

4.10 Compliance with Applicable Law. Except as disclosed by Parent in the Filed Parent SEC Reports or Section 4.10 of the Parent Disclosure Schedule, and except for failures which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), (ii) Parent and its subsidiaries are in compliance with the terms of the Parent Permits, (iii) the businesses of Parent and its subsidiaries are not being conducted in violation of any Law of any Governmental Entity, including Environmental Laws, and (iv) except as disclosed in Section 4.13 hereof, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same.

4.11     Employee Plans.

         (a) Section 4.11(a) of the Parent Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, retention, salary continuation, stock and stock-related award, stock option, stock purchase or collective bargaining agreements, plans, policies and arrangements which Parent or any of its subsidiaries maintains, is a party to, contributed to or has any obligation to or liability for in respect of current or former employees and directors (each, a "Parent Employee Benefit Plan" and collectively, the "Parent Employee Benefit Plans"). None of the Parent Employee Benefit Plans other than a "multiemployer plan" (within the meaning of section 3(37) of ERISA) is subject to Title IV of ERISA.

         (b) True, correct and complete copies of the following documents, which are correct and complete in all material respects, with respect to each of the Parent Plans (other than a multiemployer plan) have been made available to the Company, to the extent applicable: (i) any plans, all material amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) material written communications to employees relating to the Parent Plans; and (vi) written descriptions of all material non-written agreements relating to the Parent Plans.

         (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) all payments required to be made by or under any Parent Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made, (ii) Parent and its subsidiaries have performed all obligations required to be performed by them under any Parent Employee Benefit Plan, (iii) the Parent Employee Benefit Plans have been administered and are in compliance in all respects with their terms and the requirements of ERISA, the Code and other applicable laws, and (iv) there are no actions, suits, arbitrations, claims (other than routine claims for benefits) or administrative proceedings pending or, to the knowledge of Parent, threatened with respect to any Parent Employee Benefit Plan.

         (d) Except as disclosed in Section 4.11(d) of the Parent Disclosure Schedule, each Parent Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code, respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and Parent knows of no fact which would adversely affect the qualified status of any such Parent Employee Benefit Plan and its related trust.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, solely or in connection with any other event, (i) increase any benefits otherwise payable under any Parent Employee Benefit Plan, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, solely or in connection with any other event, result in any payment becoming due, or increase the compensation due, to any current or former employee or director of Parent or any of its subsidiaries.

         (f) Except as disclosed in Section 4.11(f) of the Parent Disclosure Schedule, none of the Parent Employee Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         (g) Neither Parent nor any of its subsidiaries has incurred, nor, to Parent's knowledge is likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) which remains unsatisfied in an amount which would have a Material Adverse Effect. The termination of, or withdrawal from, any multiemployer plan to which Parent or any of its subsidiaries contributes, on or prior to the Effective Time, will not subject Parent or any of its subsidiaries to any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect on Parent.

4.12     Labor and Employment Matters.

         (a) Section 4.12(a) of the Parent Disclosure Schedule sets forth a list of all employment or severance compensation agreements that require Parent or its subsidiaries to make payments in excess of $250,000 annually, and labor or collective bargaining agreements to which Parent or any subsidiary is party. Except as set forth in Section 4.12(a) of the Parent Disclosure Schedule, (i) there are no employment or severance compensation agreements that require Parent or its subsidiaries to make payments in excess of $250,000 annually, (ii) there are no labor or collective bargaining agreements which pertain to employees of Parent or any of its subsidiaries and (iii) neither Parent nor any of its subsidiaries is a party to or bound by any agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation (including stock options) or an accelerated payment of compensation (including the accelerated vesting of stock options) as a result of the (A) consummation of the transactions contemplated hereby or (B) the termination of such employment or consulting following such consummation. Parent has heretofore made available to the Company true and complete copies of the agreements listed on Section 4.12(a) of Parent Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

         (b) Except as disclosed in Section 4.12(b) of the Parent Disclosure Schedule, no employees of Parent or any of its subsidiaries are represented by any labor organization; no labor organization or group of employees of Parent or any of its subsidiaries has made a pending demand for recognition or certification; and, to Parent's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Parent's knowledge, there are no organizing activities involving Parent or its subsidiaries pending with any labor organization or group of employees of Parent or any of its subsidiaries.

         (c) Except as disclosed in Section 4.12(c) of the Parent Disclosure Schedule, there are no material unfair labor practice charges, grievances or complaints pending before any Governmental Entity or threatened in writing by or on behalf of any employee or group of employees of Parent or its subsidiaries.

         (d) Except as disclosed in Section 4.12(d) of the Parent Disclosure Schedule, there are no material complaints, charges or claims against Parent or its subsidiaries filed and currently pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Parent or its subsidiaries.

         (e) Except as disclosed in Section 4.12(e) of the Parent Disclosure Schedule, Parent and each of its subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

4.13     Taxes.  Except as disclosed in Section 4.13 of the Parent Disclosure
         Schedule:

         (a) Each of Parent and its subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal income Tax Returns (as hereinafter defined) and other material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

         (b) The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against Parent or any subsidiary in excess of $250,000. No liens for Taxes exist with respect to any asset of Parent or any subsidiary or Parent, except for statutory liens for Taxes not yet due.

         (c) The federal income Tax Returns of Parent and each subsidiary of Parent have been examined by and settled with the United States Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 1994, and the material state income and franchise Tax Returns and the foreign Tax Returns of Parent and each subsidiary of Parent have been examined by and settled with the applicable Tax authorities for the years specified in
Section 4.13(c) of the Parent Disclosure Schedule. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. Neither Parent nor its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed.

         (d) Neither Parent nor any subsidiary of Parent is a party to a Tax allocation or sharing agreement.

         (e) Neither Parent nor any subsidiary of Parent (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Parent is the common parent or
(ii) has any liability for the Taxes of any person (other than Parent and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) No audit or other administrative or court proceedings are pending with respect to federal, state or foreign income or franchise Taxes of Parent or any subsidiary of Parent and no written notice thereof has been received.

Neither Parent nor any subsidiary has any outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, federal, state or foreign income or franchise Taxes due from or with respect to Parent or any subsidiary for any taxable period.

         (g) No claim has been made in writing by a Tax authority in a jurisdiction where neither Parent nor any subsidiary of Parent files Tax Returns that Parent or any subsidiary of Parent is or may be subject to taxation in that jurisdiction.

         (h) Neither Parent nor any subsidiary of Parent is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) of the Code.

         (i) Parent has made available to the Company true and complete copies of (i) all federal, state and foreign income and franchise Tax Returns of Parent and its subsidiaries for the preceding three Taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Parent or any subsidiary of Parent.

         (j) None of Parent or any of its subsidiaries has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

         (k) Parent and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

         (l) Neither Parent nor any subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

4.14     Material Contracts.

         (a) Section 4.14 of the Parent Disclosure Schedule (together with Sections 4.12(a), (b), (c), (d) and (e) of the Parent Disclosure Schedule) lists all material contracts and agreements (and all material amendments, modifications and supplements thereto and all side letters to which Parent or any of its subsidiaries is a party materially affecting the obligations of any party thereunder) to which Parent or any of its subsidiaries is a party or by which any of its properties or assets are bound including, without limitation, all: (i) employment, severance, personal services or consulting (other than contracts with affiliates or as identified in clause (iii) of this Section 4.14) agreements pursuant to which Parent or its subsidiaries are required to pay more than $250,000 annually, or by which Parent or its subsidiaries receive more than $1,000,000 annually; (ii) except for contracts relating to the normal business operations of Parent entered into in the ordinary course of business consistent with past practice, contracts pursuant to which Parent is obligated to indemnify any other individual or entity; (iii) contracts and agreements providing for a right of first refusal, first negotiation, "tag along" or "drag along" rights applicable to any capital stock or material assets of Parent or any of its subsidiaries; (iv) partnership, joint venture or cooperative development agreements pursuant to which Parent could be required to contribute or make payments in excess of $1,000,000; (v) contracts and agreements with any Governmental Entity requiring payments by either party in excess of $500,000;
(vi) material promotion or marketing arrangements; (vii) other than with respect to intercompany indebtedness or as set forth in the consolidated financial statements of Parent or the notes thereto, loan or credit agreements, mortgages, indentures, or other agreements on instruments evidencing indebtedness for borrowed money by Parent or any of its subsidiaries or any such agreement or instrument pursuant to which indebtedness for borrowed money may be incurred, including guaranties; (viii) contracts and agreements providing for the provision of any services, products or payments to or from any officer, director, employee or other affiliate of Parent or such officer, director or employee; (ix) contracts and agreements that purport to limit, curtail or restrict the ability of Parent or any of its subsidiaries to compete in any geographic area or line of business; (x) contracts and agreements that would be required to be filed as an exhibit to a Form 10-K filed by Parent with the SEC if such Form 10-K were required to be filed on the date hereof; and (xi) all commitments and agreements to enter into any contracts or agreements relating to any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the "Parent Material Contracts"). Parent has heretofore delivered or made available to the Company true, correct and complete copies of all Parent Material Contracts.

         (b) Each of the Parent Material Contracts is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity) and there is no default under any Parent Material Contract either by Parent or any of its subsidiaries or, to the knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its subsidiaries (including the consummation of the Merger or the Share Issuance) or, to the knowledge of Parent, any other party, in any such case in which such default or event does, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         (c) To Parent's knowledge, no party to any such Parent Material Contract has given notice to Parent or any of its subsidiaries of or made a claim against Parent or any of its subsidiaries with respect to any material breach or default thereunder.

         (d) To the knowledge of Parent, during the three months immediately preceding the date hereof, the parties to station affiliation agreements with Parent or its subsidiaries have not communicated to Parent or its subsidiaries an intent to terminate or not to renew any of such affiliation agreements at a rate that is greater than the rate of such communications during the nine months immediately prior to such three month period.

4.15 Insurance. Parent and each of its subsidiaries maintains adequate insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

4.16     Real Property.

         (a) Section 4.16(a) of the Parent Disclosure Schedule sets forth all of the real property owned in fee by Parent and its subsidiaries that is material to the conduct of the business of Parent and its subsidiaries, taken as a whole. Each of Parent and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except Permitted Liens.

         (b) Section 4.16(b) of the Parent Disclosure Schedule sets forth all leases, subleases and other agreements (the "Parent Real Property Leases") (i) involving payments by Parent or its subsidiaries in excess of $500,000 per year under which Parent or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property, or (ii) that are material to the conduct of the business of Parent and its subsidiaries, taken as a whole. Parent has heretofore delivered or made available to the Company true, correct and complete copies of all Parent Real Property Leases (and all material modifications, amendments and supplements thereto and all side letters to which Parent or any of its subsidiaries is a party materially affecting the obligations of any party thereunder). Each Parent Real Property Lease constitutes the valid and legally binding obligation of Parent or its subsidiaries, enforceable in accordance with its terms, and is in full force and effect, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. All rent and other sums and charges payable by Parent and its subsidiaries as tenants under each Parent Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of Parent or any such subsidiary or, to Parent's knowledge, the landlord, exists under any Parent Real Property Lease. Each of Parent and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens.

         (c) No party to any such Parent Real Property Leases has given written notice to Parent or any of its subsidiaries of or made a claim against Parent or any of its subsidiaries with respect to any material breach or default thereunder.

4.17 Tangible Property. With respect to the tangible properties and assets of Parent and its subsidiaries (excluding real property) Parent and its subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, except where the failure to have good title or hold valid and enforceable leases does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All of the material assets of Parent and its subsidiaries have been maintained and repaired for their continued operation and are in good repair and condition (ordinary wear and tear excepted) in all material respects.

4.18 Intellectual Property. Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights copyrights service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Parent and its subsidiaries as currently conducted or as contemplated to be conducted and, to Parent's knowledge or as disclosed in Section 4.9 of the Parent Disclosure Schedule, there has been no assertion or claim challenging the validity or enforceability of any of the foregoing which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, there have been no claims made or notices that the conduct of Parent's business has infringed the intellectual property rights of any third party.

4.19 Year 2000. Parent and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "Parent Year 2000 Plan"). Parent has provided the Company with a report on the status of the Parent Year 2000 Plan through April 30, 1999 that is accurate in all material respects. The Parent Year 2000 Plan addresses the Year 2000 issues which, to the knowledge of Parent, are material to Parent and its subsidiaries, including internal information systems and process control risks, embedded circuitry risks and third party risks.

4.20 Books and Records. The books of account, minute books, stock record books, and other records of Parent and its subsidiaries, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Parent and its subsidiaries are subject to that Section), including the maintenance of and adequate system of internal controls. The minute books of Parent and its subsidiaries contain accurate and complete records (in all material respects) of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Parent and its subsidiaries. At the Closing, all of those books and records will be in the possession of Parent and its subsidiaries.

4.21 Absence of Questionable Payments. Neither Parent nor any of its subsidiaries nor, to Parent's knowledge, any director, officer, agent, employee or other person acting on behalf of Parent or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent nor any of its subsidiaries nor, to Parent's knowledge, any director, officer, agent, employee or other person acting on behalf of Parent or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

4.22 Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation (the "Parent Financial Advisor") has delivered to the Parent Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the stockholders of Parent from a financial point of view, and such opinion has not been withdrawn or adversely modified.

4.23 Brokers. No broker, finder or investment banker (other than Parent Financial Advisor, a true and correct copy of whose engagement agreement has been provided to the Company) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its affiliates.

4.24 Takeover Statutes; Dissenters' Rights. Parent has taken all action required to be taken by it in order to exempt this Agreement and the Covered Transactions from, and this Agreement and the Covered Transactions are exempt from, the requirements of any Takeover Statutes of the State of Delaware, including, without limitation, Section 203 of the DGCL, and, to Parent's knowledge, all other states, or any anti-takeover provision in Parent's certificate of incorporation. The provisions of Section 203 of the DGCL do not apply to the Covered Transactions. Parent's stockholders do not have dissenters' rights in connection with the Merger.

4.25 No Prior Activities of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any time or kind whatsoever or entered into any agreement or arrangement with any person.

4.26 Existing Discussions. Except as disclosed in Section 4.26 of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Parent or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a significant portion of the assets of Parent and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding voting capital stock of Parent or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any of the foregoing, a "Parent Acquisition Proposal").

4.27 Affiliate Agreements. Parent and Infinity Broadcasting Corporation have duly and validly executed and delivered the Amended and Restated Representation Agreement, effective as of March 30, 1999, the Management Agreement, effective as of March 30, 1999, and each of the other related agreements attached thereto as exhibits or schedules, each such agreement substantially in the form previously provided to the Company and, assuming the accuracy of the representations and warranties of Infinity Broadcasting Corporation set forth therein (other than with respect to enforceability) are the legal, valid, binding and enforceable obligations of the parties thereto, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity).


                                    ARTICLE 5

                                    COVENANTS

5.1 Conduct of Business of Company. Except as contemplated by this Agreement or as permitted by the provisions of this Section 5.1, during the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent:

         (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument);

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) or accelerate the vesting schedule or make any other modifications to the terms of existing stock options, except for (i) the issuance or sale of shares of Company Common Stock pursuant to outstanding options granted prior to the date hereof under the Company Option Plans, (ii) pursuant to the Company's employee stock purchase plan described in Section 5.1 of the Company Disclosure Schedule or (iii) the granting of options (having an exercise price not less than the fair market value of the Company Common Stock at the time of such grant) to purchase up to 50,000 shares of Company Common Stock under the Company Option Plans;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

         (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries other than the Merger (except that the Company and/or any subsidiary of the Company may adopt a plan of merger in connection with (i) a merger of any subsidiary of the Company into the Company or another subsidiary of the Company or (ii) an acquisition or disposition of a business or assets otherwise permitted by this Section 5.1);

         (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary, except for any such alteration which would not reasonably be expected to have a Material Adverse Effect on the Company;

         (f) except as may be required by Law (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner (other than (A) renewals (following reasonable prior notice to Parent) of employment arrangements with any officer or manager (or replacement for an officer or manager) on terms substantially similar to such officer's or manager's (or replaced officer's or manager's) existing agreement or the entering into of employment arrangements with talent hired in the ordinary course of business consistent with past practice or (B) with respect to employees (but not executive officers or directors), severance or termination arrangements in the ordinary course of business consistent with past practice or with respect to payments not in excess of $25,000 in any one case, or $100,000 in the aggregate or in accordance with the Company's severance guidelines in effect on the date hereof); or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

         (g) except, (i) for (A) at-will employees (other than officers) in the ordinary course of business and (B) replacement officers or managers, or talent, in accordance with Section 5.1(f), or (ii) as set forth on Section 5.1(g) of the

Company Disclosure Schedule or contemplated hereby, hire or retain any individual as an employee of or consultant to the Company or any subsidiary of the Company;

         (h) except in the ordinary course of business upon prior notice to Parent, or as set forth on Section 5.1(h) of the Company Disclosure Schedule, enter into, renew or modify in a manner that could reasonably be expected to materially adversely affect the rights of the Company any agreement which, if in effect on the date hereof, would have been required to be disclosed in Section
3.14 of the Company Disclosure Schedule;

         (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices (whether for financial accounting or tax purposes) used by it;

         (j) revalue any of its assets, including, without limitation, writing up or down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

         (k) make or revoke any Tax election or settle or compromise any Tax liability material to the Company and its subsidiaries taken as a whole, or change (or make a request to any Taxing authority to change) any material aspect of its method of accounting for Tax purposes;

         (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements as of March 31, 1999 (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

         (m) settle or compromise any pending or threatened material suit, action or claim or initiate or join any material suit, action or claim for an amount in excess of $250,000;

         (n) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries, taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not to exceed $50,000 individually or $250,000 in the aggregate); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

         (o) (i) other than as contemplated by Section 5.1(p), acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole or (ii) enter into any commitment or transaction outside the ordinary course of business;

         (p) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than acquisitions which require the Company to pay consideration not in excess of $3,000,000 individually, or $10,000,000 in the aggregate; (ii) authorize any capital expenditure or expenditures not provided for in the Company's 1999 capital budget (a true and correct copy of which has been provided to Parent) which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

         (q) take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

         (r) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(q) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

5.2 Conduct of Business of Parent. Except as contemplated by this Agreement or as permitted by the provisions of this Section 5.2, during the period from the date hereof to the Effective Time, Parent shall, and shall cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or Section 5.2 of the Parent Disclosure Schedule, prior to the Effective Time, Parent shall not, and shall not permit its subsidiaries to, without the prior written consent of the Company:

         (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument) in a manner which adversely affects the rights, powers and preferences of the Parent Common Stock, except as expressly contemplated by this Agreement;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance or sale of shares of the Parent Common Stock pursuant to outstanding options granted prior to the date hereof under the Parent Option Plans, or (ii) the granting of options (having an exercise price not less than the fair market value of the Parent Common Stock at the time of grant) to purchase up to 50,000 shares of Parent Common Stock under the Parent Option Plans

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

         (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its subsidiaries other than the Merger (except that Parent and/or any subsidiary of Parent may adopt a plan of merger in connection with
(i) a merger of any subsidiary of Parent into Parent or another subsidiary of Parent or (ii) an acquisition or disposition of a business or assets otherwise permitted by this Section 5.2);

         (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Parent or any of its subsidiaries, except for any such alteration which would not reasonably be expected to have a Material Adverse Effect on Parent;

         (f) except as may be required by Law, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner (other than (A) renewals (following reasonable prior notice to the Company) of employment arrangements with any officer or manager (or replacement for any officer or manager) on terms substantially similar to such officer's or manager's (or replaced officer's or manager's) existing agreement or the entering into of employment arrangements with talent hired in the ordinary course of business consistent with past practice or (B) with respect to employees (but not executive officers or directors), severance or termination arrangements in the ordinary course of business consistent with past practice or with respect to payments not in excess of $25,000 in any one case, or $100,000 in the aggregate or in accordance with Parent's severance guidelines in effect on the date hereof); or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Parent, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

         (g) except (i) for (A) at-will employees (other than officers) in the ordinary course of business and (B) replacement officers or managers or talent, in accordance with Section 5.2(f), or (ii) as set forth in Section 5.2(g) of the Parent Disclosure Schedule or contemplated hereby, hire or retain any individual as an employee of or consultant to Parent or any subsidiary of Parent;

         (h) except in the ordinary course of business upon prior notice to Parent, or as set forth on Section 5.2(h) of the Parent Disclosure Schedule, enter into, renew or modify in a manner that could reasonably be expected to materially adversely affect the rights of Parent any agreement which, if in effect on the date hereof, would have been required to be disclosed in Section
4.14 of the Parent Disclosure Schedule;

         (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices (whether for financial accounting or tax purposes) used by it;

         (j) revalue any of its assets, including, without limitation, writing up or down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

         (k) make or revoke any Tax election or settle or compromise any Tax liability material to Parent and its subsidiaries taken as a whole, or change (or make a request to any Taxing authority to change) any material aspect of its method of accounting for Tax purposes;

         (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements as of March 31, 1999 (or the notes thereto) of Parent and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

         (m) settle or compromise any pending or threatened material suit, action or claim or initiate or join any material suit, action or claim for an amount in excess of $250,000;

         (n) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to Parent and its subsidiaries, taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to Parent and its subsidiaries, taken as a whole, and except for obligations of wholly owned subsidiaries of Parent; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Parent or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not to exceed $50,000 individually or $250,000 in the aggregate); (iv) pledge or otherwise encumber shares of capital stock of Parent or its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

         (o) (i) sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to Parent and its subsidiaries, taken as a whole or (ii) enter into any commitment or transaction outside the ordinary course of business;

         (p) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than acquisitions which require Parent to pay consideration not in excess of $3,000,000 individually or $10,000,000 in the aggregate, (ii) authorize any capital expenditure or expenditures not provided for in Parent's 1999 capital budget (a true and correct copy of which has been provided to the Company) which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

         (q) take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

         (r) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(q) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

                 Notwithstanding anything to the contrary contained in this
Section 5.2, Parent shall be permitted to effect an acquisition of any business, corporation or other entity (by merger, purchase of stock or other equity interest, recapitalization or otherwise) or assets of any third party (the foregoing being hereinafter defined as an "Acquisition") or any business combination, recapitalization or merger with any third party or any affiliate thereof (the foregoing being referred to as a "Business Combination") so long as Parent would not be required to issue in such Acquisitions or Business Combinations, individually or in the aggregate, a number of shares of Parent Common Stock greater than 40% of the number of outstanding shares of Parent Common Stock on the date hereof (on a fully diluted basis) and, in connection with any such Acquisition or Business Combination, Parent may, to the extent reasonably required in such transaction, issue equity securities (subject to the foregoing 40% limitation), assume outstanding stock options, assume obligations under employee benefit plans, enter into employment agreements or assume indebtedness. In addition, to the extent reasonably necessary to facilitate obtaining the Parent Requisite Vote, the Company will not unreasonably withhold or delay its consent to the taking of any action otherwise prohibited by this
Section 5.2 that does not adversely affect (other than by dilution of overall voting interest on a basis that is pari passu with other holders of Parent Common Stock) the Company or its stockholders.

5.3 Conduct of Business of Merger Sub. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.4      Preparation of Joint Proxy Statement; Stockholders Approval.

         (a) As promptly as practicable (and, in any event, within 60 days) following the date hereof, Parent and the Company shall prepare and file with the SEC a preliminary proxy statement, which shall constitute a joint proxy statement and a prospectus (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Parent shall, as promptly as practicable after receipt of notification from the SEC that it has no further comments on the Joint Proxy Statement/Prospectus, in cooperation with the Company, prepare and file with the SEC a registration statement on Form S-4 with respect to the Share Issuance (such registration statement, and any amendments or supplements thereto, the "S-4"). The Joint Proxy Statement/Prospectus will be included in the S-4 as Parent's prospectus. The S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective by the SEC as promptly as practicable after filing the S-4 with the SEC and to keep the S-4 effective as long as is necessary to consummate the Merger and the Share Issuance. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus and the S-4. The parties will cooperate in preparing and filing with the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4. No amendment or supplement to the Joint Proxy Statement/Prospectus shall be filed without the approval of both parties, which approvals shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any event with respect to the Company, Parent, any of their respective officers and directors or any of their respective subsidiaries should occur which is required to be described in the Joint Proxy Statement/Prospectus or the S-4 (or an amendment or supplement thereto), the Company or Parent, as the case may be, shall promptly so advise the other.

         (b) Parent and the Company each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the S-4 and the Joint Proxy Statement/Prospectus, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the S-4 or the Joint Proxy Statement/Prospectus, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the S-4 or the Joint Proxy Statement/Prospectus.

         (c) The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger (the "Company Stockholders Meeting"), and, subject to such delays as may be reasonably necessary in order to comply with the time periods set forth in
Section 7.3(a), shall use its reasonable best efforts to cause the Company Stockholders Meeting to be held, and approval of this Agreement and the Merger to be obtained, within forty-five (45) days after the date on which the S-4 is declared effective by the SEC. The Company agrees that its obligations pursuant to the first sentence of this Section 5.4(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal. The Company Board shall recommend to its stockholders that they approve this Agreement and the Merger and, except as permitted by Section 5.5(b), the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so). Notwithstanding the foregoing, regardless of whether the Company Board has withdrawn, amended or modified its recommendation that its stockholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article 7, the Company shall be required to hold the Company Stockholders Meeting.

         (d) Parent shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the Share Issuance (including any adjournments or postponements thereof, the "Parent Stockholders Meeting") and shall use its reasonable best efforts to cause the Parent Stockholders Meeting to be held, and approval of the Share Issuance to be obtained (including, but not limited to, to the extent reasonably required, by engaging a proxy solicitation firm) within forty-five (45) days after the date on which the S-4 is declared effective by the SEC. Parent shall be entitled to adjourn or postpone the Parent Stockholders Meeting for up to forty-five (45) days to the extent deemed necessary by the Parent Board in order to obtain the Parent Requisite Vote. Parent agrees that its obligations pursuant to the first sentence of this Section 5.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal. The Parent Board shall recommend to its stockholders that they approve the Share Issuance and, the Parent Board shall not withdraw, amend or modify in a manner adverse to the Company such recommendation (or announce publicly its intention to do so). Notwithstanding the foregoing, regardless of whether the Parent Board has withdrawn, amended or modified its recommendation that its stockholders approve the Share Issuance, unless this Agreement has been terminated pursuant to the provisions of Article 7, Parent shall be required to hold the Parent Stockholders Meeting.

         (e) The Company and Parent shall coordinate and cooperate with respect to the timing of such stockholders' meetings and shall use their reasonable best efforts to hold such meetings on the same day.

5.5      No Solicitation by the Company.

         (a) From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 5.5, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Company Acquisition Proposal (as defined in Section 5.5(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any Company Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, or (iv) enter into any agreement with respect to a Company Acquisition Proposal (other than a confidentiality agreement as described below); provided, however, that nothing contained in this Section 5.5(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written offer or proposal that constitutes a Company Acquisition Proposal if, and only to the extent that,
(A) such action is taken prior to receipt of the Company Requisite Vote, (B) the Company Board, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is consistent with its fiduciary duties to the Company stockholders under applicable Law, (C) the Company Board determines in good faith, after consultation with an independent, nationally recognized financial advisor, that such Company Acquisition Proposal, if accepted, would constitute, or is reasonably likely to lead to, a Company Superior Proposal (as hereinafter defined), and (D) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form. For purposes of this Agreement, "Company Superior Proposal" means a bona fide written Company Acquisition Proposal on terms which a majority of the members of the Company Board determine in their good faith judgment (after consultation with an independent, nationally-recognized financial advisor) and after taking into account all legal, financial, regulatory and other aspects of the Company Acquisition Proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of the Company and its subsidiaries, to be more favorable from a financial point of view to the Company's stockholders than the Merger, and for which the members of the Company Board determine in their good faith judgment (after such consultation) that financing, to the extent required, is then committed or reasonably available. Prior to providing any information to or entering into discussions or negotiations with any person in connection with a Company Acquisition Proposal by such person, the Company shall notify Parent of any Company Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 36 hours) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Company Acquisition Proposal, and (with respect to discussions or negotiations with Parent) the Company shall be entitled to so inform such third party. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Company Acquisition Proposal and shall promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.5(a).

         (b) The Company Board will not withdraw or modify or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger unless (i) the Company has complied in all material respects with the terms of Section 5.5(a), (ii) a Company Superior Proposal is pending at the time the Company Board determines to take any such action, and (iii) the Company Board, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is consistent with its fiduciary duties to the Company's stockholders under applicable Law; provided, however, that the Company Board may not approve or recommend a Company Acquisition Proposal (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) unless such a Company Acquisition Proposal is a Company Superior Proposal (and the Company shall have first complied with its obligations set forth in Section 7.3(a) and the time period referred to in the last sentence of
Section 7.3(a) has expired) and unless it shall have first consulted with outside legal counsel and have determined, based upon such advice, that such action is consistent with its fiduciary duties to the Company stockholders. Nothing contained in this Section 5.5(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of outside legal counsel, is required under applicable Law; provided, however, that (i) the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Company Board by a majority vote determines in its good faith that such a recommendation is consistent with the fiduciary duties of the Company Board to the Company's stockholders under applicable Law, after receiving the advice of outside legal counsel and (ii) except as otherwise permitted in this Section 5.5(b) and Article 7, the Company


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
shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal. Nothing in this Section 5.5(b) shall
(i) permit the Company to terminate this Agreement (except as provided in Article 7 hereof) or (ii) affect any other obligations of the Company under this Agreement.

         (c) "Company Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) other than as permitted pursuant to Section 5.1(p) hereof or acquisitions by the Company pursuant to which the Company would not be required to issue a number of shares of Company Common Stock greater than 20% of the number of outstanding shares on a fully diluted basis immediately prior to such issuance, any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a significant portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding voting capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

5.6      Intentionally Omitted.

5.7      Accountants' Letters.

         (a) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of KPMG LLP (or its successor firm), the Company's independent auditors, dated a date within two (2) business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

         (b) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

5.8      Access to Information.

         (a) Between the date hereof and the Effective Time, each party will give the other parties and their respective authorized representatives reasonable access during normal business hours to all employees (which access


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
shall be coordinated with such party's executive management), offices and other facilities and to all books and records of such party and its subsidiaries, will permit such other parties to make such inspections as such other parties may reasonably require and will cause such party's officers and those of its subsidiaries to furnish such other parties with such financial and operating data and other information with respect to the business, properties and personnel of such party and its subsidiaries as such other parties may from time to time reasonably request; provided, however, that no investigation made by any party pursuant to this Section 5.8(a) shall effect or be deemed to modify any of the representations or warranties made by any other party in this Agreement.

         (b) Between the date hereof and the Effective Time, each party shall furnish to the other parties (i) within two business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to such party's Chief Executive Officer and
(ii) at the earliest time at which they are available and prior to filing thereof with the SEC, such quarterly and annual financial statements as are prepared for such party's SEC filings, which shall be in accordance with the books and records of such party, and drafts of all such party's SEC filings.

         (c) Each party will hold and will use its best efforts to cause its consultants and advisors to hold in confidence all documents and information concerning the other parties and their respective subsidiaries furnished to such party in connection with the transactions contemplated by this Agreement to the extent required by that certain confidentiality agreement entered into between the Company and Parent dated July 31, 1998 and amended by letter agreement between the Company and Parent dated May 7, 1999 (the "Confidentiality Agreement").

5.9 Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Joint Proxy Statement/Prospectus and the S-4, any filings that may be required under the HSR Act, and any amendments or supplements to any thereof, (ii) cooperation in obtaining, prior to the Effective Time, the approval for listing on the NYSE, effective upon the official notice of issuance, of the shares of Parent Common Stock into which the Shares will be converted, into which the Parent Series A Preferred Stock will be convertible and for which the Company Stock Options may become exercisable pursuant to Article 2 hereof, (iii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents of all third parties and Governmental Entities, including those relating to existing debt obligations of the Company and its subsidiaries, (iv) the transfer of existing Company Permits to the Surviving Corporation, (v) contesting any legal proceeding relating to the Merger or the Share Issuance and (vi) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement,


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
Parent, Merger Sub and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Parent Stockholders Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such necessary action.

5.10 Regulatory Reviews. Each party hereto will use its reasonable best efforts to (i) file with the U.S. Department of Justice and U.S. Federal Trade Commission, as soon as practicable and in no event later than fifteen (15) days after the date hereof, the Notification and Report Form under the HSR Act and to provide promptly any supplemental information or material requested pursuant to the HSR Act, and (ii) comply as soon as practicable after the date hereof with any other Laws of any country under which any consent, authorization, registration, declaration or other action with respect to the transactions contemplated herein may be required. Each party hereto shall furnish to the other such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act or other such laws, and shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity under the HSR Act or other such laws. Parent, Merger Sub and the Company will each use its reasonable best efforts to cause termination or expiration of the HSR waiting period(s) in connection with any review of the transactions contemplated by this Agreement under the HSR Act and the Company agrees to cooperate fully with Parent and Merger Sub in respect thereof and to accept, in case of any dispute between the parties regarding dealings with any Governmental Entity, actions required to effect the termination or expiration of the HSR waiting period(s) or resolution of any Governmental Entity's concerns, the decision of Parent and Merger Sub; provided, however, that Parent agrees, to the extent permitted by applicable Law and as practicable, to provide prior notice to, and consult with, the Company with respect to any actions contemplated by Parent in connection with this Section 5.10, and, except to the extent the applicable Governmental Entity requires otherwise, to include the Company in all substantive communications, meetings, negotiations and proceedings related thereto. In connection with any litigation or administrative proceeding instituted to prevent the consummation of the Merger, Parent, Merger Sub and the Company shall take any and all action reasonably necessary in connection with such litigation or administrative proceeding (i) to prevent the entry of any order, preliminary or permanent injunction, or other legal restraint or prohibition preventing consummation of the Merger or any related transactions contemplated by this Agreement and (ii) to vacate any order, injunction or legal restraint or prohibition which would prevent the consummation of the transactions contemplated by this Agreement.

5.11 Public Announcements. Each of Parent, Merger Sub and the Company will agree on the text of any press release before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger. None of Parent,


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
Merger Sub or the Company shall issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable Law or by obligations pursuant to any agreement with the NYSE or NASDAQ, as determined by Parent or the Company, as the case may be, in which case such release or statement shall be limited to a factual summary of the material provisions of this Agreement and the transactions contemplated hereby.

5.12     Indemnification; Directors' and Officers' Insurance.

         (a) Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its certificate of incorporation or bylaws or in any agreement between the Company and any of the Indemnified Parties shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time, and accordingly during such period, the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

         (b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 150 percent of the annual premium (the "Current Premium") for the current Company directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance. The Company represents and warrants to Parent that the Current Premium is approximately $140,000 per annum.

         (c) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

         (d) The rights of each Indemnified Party under this Section 5.12 are intended to benefit, and shall be enforceable by, each Indemnified Party.

5.13 Notification of Certain Matters. The Company, on the one hand, and Parent and Merger Sub, on the other, shall give prompt written notice to each other upon their obtaining knowledge of (i) the occurrence or nonoccurrence of any


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
event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by a party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of a party and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (v) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied, (vi) any notice or other communication from any Governmental Entity in connection with the Merger or (vii) any Material Adverse Effect on a party; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.14 Tax-Free Reorganization Treatment. The Company, certain stockholders of the Company, and Parent shall execute and deliver to Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent and Merger Sub, certificates substantially in the forms agreed to prior to the date hereof at such time or times as may be reasonably requested by such law firms in connection with their respective deliveries of opinions, pursuant to Sections 6.2(e) and 6.3(c) hereof, with respect to the tax-free reorganization treatment of the Merger. Prior to the Effective Time, none of the Company, Parent, or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates. The Company, Parent and Merger Sub agree to report the Merger on all Tax Returns and other filings as a tax-free reorganization under Section 368(a) of the Code.

5.15 Company Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying each affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company at the time the Merger is submitted for approval to the stockholders of the Company (each, a "Company Affiliate") and the Company shall use its reasonable best efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date, a letter agreement in the form attached hereto as Exhibit C (each, a "Company Affiliate Letter").

5.16 SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.


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
5.17 Employee Benefits. For a period of one year after the Effective Time, Parent will provide each employee (and, to the extent applicable, former employees) of the Surviving Corporation and its Subsidiaries with benefits that, with respect to such employee (or former employee), are at least substantially equivalent on an aggregate basis to the benefits of such Company Employee Benefit Plans (other than any stock option plans and employee stock purchase plans). Without limiting the generality of the foregoing, all vacation, holiday, sickness and personal days accrued by the employees of the Company and of its subsidiaries shall be honored. In the event that any employee of the Surviving Corporation or one of its subsidiaries is at any time after the Effective Time transferred to Parent or any affiliate of Parent or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by Parent or any affiliate of Parent, Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company or its subsidiaries, to the extent prior service is generally recognized under the comparable plan, program or arrangement of the Company, as service rendered to the Parent or such affiliates for purposes of eligibility, vesting, vacation time or severance benefits under such plans. Parent shall cause to be waived any pre-existing condition limitation under their welfare plans that might otherwise apply to such employee or, to the extent applicable, a former employee. Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees or, to the extent applicable, former employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles, co-payment limitations and lifetime maximums for such year under the relevant benefit plans of Parent and its respective subsidiaries. Nothing contained in this Section 5.17 shall be construed as requiring Parent to continue any specific Company Employee Benefit Plan or to continue the employment of any employee, provided, however, that any changes that Parent may make to any such Company Employee Benefit Plan are consistent with the prior parts of this Section 5.17, and are permitted by the terms of the Company Employee Benefit Plan and under the applicable law.

5.18 Parent Board. Parent shall take all necessary action to cause Saperstein to be appointed to Class II of the Parent Board and a designee selected by Saperstein to be appointed to Class III of the Parent Board as of the close of business on the date on which the Effective Time occurs and to serve until the next election of directors of the respective class to which such individual is appointed.

5.19 Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and the S-4 and filing fees incurred pursuant to the requirements of the HSR Act, which shall be shared equally by the Company and Parent. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and the S-4.

5.20 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of the Company and Parent shall take such commercially reasonable actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) this Agreement shall have been adopted and the Merger approved by the Company Requisite Vote;

         (b) the Share Issuance shall have been approved by the Parent Requisite Vote;

         (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity and continued in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

         (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

         (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for the Shares in the Merger;

         (f) the Parent Common Stock issuable in the Merger (or otherwise as contemplated pursuant to Section 2.3) shall have been authorized for listing on the NYSE, subject to official notice of issuance; and

         (g) (i) all authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on the Company (in the case of Parent's obligation to effect the Merger) or Parent (in the case of the Company's obligation to effect the Merger), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (in the case of Parent's obligation to effect the Merger) or Parent (in the case of the Company's obligation to effect the Merger); and

                  (ii) there shall not be pending or threatened in writing by any Governmental Entity any suit, action or proceeding, in each case (A) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable, (B) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Surviving Corporation or (C) which otherwise could reasonably be expected to have a Material Adverse Effect on the Company or Parent;

6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained therein), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties (i) expressly relate to an earlier date (in which case, as of such date) or (ii) may not be true or accurate by reason of actions taken by Parent or Merger Sub as permitted by Section 5.2 hereof; provided, however, that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect;

         (b) each of the obligations of Parent and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate executed by a senior officer of Parent to that effect;

         (c) Parent shall have executed and delivered to David Saperstein a registration rights agreement in the form of Exhibit D hereto (the "Registration Rights Agreement");

         (d) the Certificate of Designations with respect to the Parent Series A Preferred Stock shall have been filed with the Secretary of State of the State of Delaware;

         (e) the Company shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Paul, Hastings, Janofsky & Walker LLP shall have received and may rely upon the representations contained in the certificates referred to in Section 5.14;

         (f) there shall not have been a material breach of the Parent Stockholder Voting Agreement by the Parent Stockholder; and

         (g) each of the agreements referenced in Section 4.27 shall be in full force and effect, and there shall exist no claims that would give rise to a right of termination by either of the parties thereto.

6.3 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained therein), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties
(i) expressly relate to an earlier date (in which case, as of such date) or (ii) may not be true or accurate as of the Closing Date by reason of actions taken by the Company as permitted by Section 5.1 hereof; provided, however, that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

         (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Merger Sub a certificate executed by a senior officer of the Company to that effect;

         (c) Parent shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP shall have received and may rely upon the representations contained in the certificates referred to in Section 5.14; and

         (d) there shall not have been a material breach of the Company Stockholders Voting Agreement by the Company Stockholders.

                                   ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

7.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company by action of their respective Board of Directors.

7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

         (a) the Merger shall not have been consummated by the first anniversary of the date of this Agreement, (the "Termination Date"); provided, however, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond eighteen months from the date of this Agreement;

         (b) the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting;

         (c) the Parent Requisite Vote shall not have been obtained at the Parent Stockholders Meeting; or

         (d) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this
Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.


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
7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if:

         (a) (i) the Company is not in breach of Section 5.5, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Company Board shall have determined in good faith, based on the advice of outside legal counsel, that it is consistent with its fiduciary duties to the Company's stockholders under applicable Law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Company Superior Proposal, (iv) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement with a third party concerning a transaction that constitutes a Company Superior Proposal and the Company notifies Parent in writing (the "Company Notice") that it intends to enter into such an agreement (it being understood that the Company shall be required to deliver a new Company Notice in respect of any revised Company Superior Proposal from such third party or its affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Company Notice (which version shall be updated on a current basis), and (v) during the five business day (or, in the case of any Company Notice with respect to a particular third party other than the initial Company Notice with respect to such third party's Company Acquisition Proposal, three business day) period after delivery of the Company Notice, (A) the Company shall have negotiated in good faith with, and shall have caused its respective financial and legal advisors to, negotiate in good faith with Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein and (B) the Company Board shall have concluded, after considering the results of such negotiations, that any Company Superior Proposal giving rise to the Company Notice continues to be a Company Superior Proposal. The Company may not effect any termination pursuant to this Section 7.3(a) unless (i) prior thereto or simultaneously therewith, the Company pays to Parent in immediately available funds the fees required to be paid pursuant to Section 7.5(b) and (ii) such termination is within 3 business days after the termination of the five (or, if applicable, three) business day period referred to in clause
(v) above. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until the first business day after the five (or, if applicable, three) business day period referred to in clause
(v) above, and (y) to notify Parent promptly of its intention to enter into a written agreement referred to in a Company Notice if its notification shall change at any time after giving such notification;

         (b) the Parent Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its approval or recommendation of the Share Issuance, or shall have failed to call the Parent Stockholders Meeting in accordance with Section 5.4(d); or

         (c) there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b), which has not been cured within 30 business days following receipt by Parent and Merger Sub of written notice of such breach.

7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board if:

         (a) the Company enters into a binding agreement for a Company Superior Proposal, or the Company Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholders Meeting in accordance with Section 5.4(a); or

         (b) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b), which has not been cured within 30 business days following receipt by the Company of written notice of such breach.

7.5      Effect of Termination and Abandonment.

         (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement (other than this Section 7.5 and Sections 5.8(c), 5.19 and Article 8) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, neither such termination nor the existence of any rights provided for in Section 7.5(b) or Section 7.5(c) shall relieve any party hereto of any liability or eliminate or reduce any damages resulting from
(i) any willful breach of any representations or warranties contained in this Agreement or fraud or (ii) any breach of any covenant or agreement contained in this Agreement; and provided, further, that in the event Parent elects to receive the Company Termination Fee (as defined below) or the Company elects to receive the payments contemplated by Section 7.5(c)(i) or (ii), as the case may be, the receipt of such payments and amounts shall be in full satisfaction of any amount or obligations owed to the recipient by the other party or parties hereto, and shall be such recipient's sole remedy hereunder (except for cases of fraud).

         (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.3(a) or by Parent pursuant to Section 7.4(a), then the Company shall pay Parent a termination fee of $30 million in same-day funds (the "Company Termination Fee"), on the date of such termination.

            (ii) In the event that prior to or at the Company Stockholders Meeting a Company Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders, and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(b), then the Company shall reimburse Parent for its documented expenses incurred in connection with the transactions contemplated hereby, up to a maximum reimbursement of $1.0 million (the "Parent Expenses"), promptly upon presentment of statements documenting such expenses.

            (iii) In the event that this Agreement is terminated by Parent pursuant to Section 7.4(b) as a result of a willful breach and, within 12 months of any such termination, any Company Acquisition Proposal (whether received prior to or after such termination) is entered into, agreed to or consummated by the Company, then the Company shall pay to Parent the Company Termination Fee, on the earlier of the date an agreement is entered into with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated.

         (c) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.3(b), then Parent shall pay the Company a fee of $30 million in same-day funds (the "Parent Termination Fee"), on the day of such termination.

            (ii) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.2(c), then (A) Parent shall pay the Company a fee of $10 million, on the date of such termination, and (B) Parent shall promptly thereafter purchase from the Company unregistered shares of Company Common Stock for an aggregate purchase price equal to $10 million (based on a per share price equal to the greater of $50 and the average closing price of Company Common Stock on the Nasdaq National Market during the 30 trading days immediately prior to the date of the Parent Stockholders Meeting).

                  The provisions of Section 7.5(c)(ii) shall automatically be of no further force or effect if holders of shares of Parent Common Stock or Parent Class B Stock enter into one or more voting agreements in favor of the Company substantially to the effect of the Parent Stockholders Voting Agreement (other than Section 2 thereof) such that the aggregate number of votes represented by such agreements is adequate to obtain the Parent Requisite Vote.

         (d) The Company and Parent acknowledge that the agreements contained in Sections 7.5(b) and 7.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub and the Company, as the case may be, would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to
Section 7.5(b) or Parent fails to pay promptly the amount due pursuant to
Section 7.5(c), and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent for the fee set forth in this Section 7.5, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorney's fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Citibank, N.A. in effect from time to time during such period plus two percent.

7.6 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

7.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party,
(ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 8

                                 MISCELLANEOUS

8.1 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

8.2 Entire Agreement; Assignment.  This Agreement:

         (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and

         (b) shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but any representation, warranty or covenant of Parent contained in this Agreement shall remain a representation, warranty or covenant of Parent and no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of this Section 8.2(b) shall be void ab initio.

8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:


   if to Parent or Merger Sub to:       Westwood One, Inc.
                                        9540 Washington Boulevard
                                        Culver City, California  90232
                                        Attention: Joel Hollander
                                        Facsimile:  (310) 840-4059

   with copies to:                      Infinity Broadcasting Corporation
                                        40 West 57th Street
                                        New York, New York  10019
                                        Attention: Farid Suleman
                                        Facsimile:  (212) 314-9336

                                        and

                                        Weil, Gotshal & Manges LLP
                                        767 Fifth Avenue
                                        New York, New York  10153
                                        Attention:  Howard Chatzinoff, Esq.
                                        Facsimile:  (212) 310-8007

   if to the Company to:                Metro Networks, Inc.
                                        681 Fifth Avenue, 10th Floor
                                        New York, New York  10022
                                        Attention:  Gary Worobow, Esq.
                                        Facsimile:  (212) 750-5393

   with a copy to:                      Paul, Hastings, Janofsky & Walker LLP
                                        399 Park Avenue
                                        New York, New York  10022
                                        Attention:  Neil A. Torpey, Esq.
                                        Facsimile:  (212) 319-4090


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

8.4 Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the Merger and the rights of the stockholders of the Company, this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the principles of conflicts of Law thereof.

8.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

8.8 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

8.9 Brokers. The Company agrees to indemnify and hold harmless Parent and Merger Sub, and Parent agrees to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Merger Sub, on the one hand, or the Company, on the other hand, may be subjected by reason of any broker's, finder's or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or Parent or Merger Sub, as the case may be.

8.10 Disclosure Generally. The parties acknowledge and agree that (i) the Company Disclosure Schedule and Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the parties hereto and (ii) the disclosure of any matter in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement by the Company or Parent, as the case may be, that the matter is material or required to be disclosed pursuant to the provisions of this Agreement.

8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

8.12 Interpretation.

         (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 1, 1999. "Know" or "knowledge" means, (i) with respect to the Company, the actual knowledge of David I. Saperstein, Charles I. Bortnick, Shane
E. Coppola or Gary Worobow, and (ii) with respect to Parent, the actual knowledge of Farid Suleman, Joel Hollander or Gary Yusko.

         (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.




                         [SIGNATURES BEGIN ON NEXT PAGE]

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER


                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.



                                            WESTWOOD ONE, INC.

                                            By: /s/ Farid Suleman
                                                --------------------------------
                                                Name: Farid Suleman
                                                Title: Executive Vice President,
                                                        Chief Financial Officer
                                                        and Secretary



                                            COPTER ACQUISITION CORP.

                                            By: /s/ Joel Hollander
                                                --------------------------------
                                                Name: Joel Hollander
                                                Title: Vice President and
                                                        Secretary



                                            METRO NETWORKS, INC.

                                            By: /s/ David I. Saperstein
                                                --------------------------------
                                                Name: David I. Saperstein
                                                Title: Chief Executive Officer

                            GLOSSARY OF DEFINED TERMS


Defined Terms                                           Page Number
-------------                                           -----------

Acquisition...................................................49
Agreement......................................................1
Business Combination..........................................49
Certificate....................................................3
Certificate of Designations....................................4
Closing........................................................2
Closing Date...................................................2
Code...........................................................1
Company........................................................1
Company Acquisition Proposal..................................53
Company Affiliate.............................................58
Company Affiliate Letter......................................58
Company Board.................................................10
Company Common Stock...........................................1
Company Disclosure Schedule....................................8
Company Employee Benefit Plan.................................16
Company Employee Benefit Plans................................16
Company Financial Advisor.....................................25
Company Material Contracts....................................22
Company Notice................................................64
Company Option Plans...........................................9
Company Permits...............................................16
Company Real Property Leases..................................23
Company Requisite Vote........................................10
Company SEC Reports...........................................11
Company Securities.............................................9
Company Series A Preferred Stock...............................1
Company Software..............................................24
Company Stock Options..........................................9
Company Stockholder............................................1
Company Stockholder Voting Agreement...........................1
Company Stockholders Meeting..................................50
Company Superior Proposal.....................................52
Company Termination Fee.......................................65
Company Year 2000 Plan........................................25
Confidentiality Agreement.....................................55
Covered Transactions..........................................26
Current Premium...............................................57
DGCL...........................................................2

Effective Time.................................................2
Environmental Laws............................................16
ERISA.........................................................16
Exchange Act..................................................11
Exchange Agent.................................................4
Exchange Fund..................................................4
Exchange Ratio.................................................3
Expenses......................................................59
Filed Company SEC Reports.....................................12
Filed Parent SEC Reports......................................30
GAAP..........................................................11
Governmental Entity...........................................12
HSR Act.......................................................12
Indemnified Parties...........................................56
Joint Proxy Statement/Prospectus..............................50
Law...........................................................13
Letter Transmittal.............................................4
Lien..........................................................10
Material Adverse Effect........................................8
Merger.........................................................2
Merger Consideration...........................................3
Merger Sub.....................................................1
Parent.........................................................1
Parent Acquisition Proposal...................................42
Parent Board..................................................28
Parent Class B Stock..........................................27
Parent Common Stock............................................1
Parent Disclosure Schedule....................................26
Parent Employee Benefit Plan..................................34
Parent Employee Benefit Plans.................................34
Parent Expenses...............................................65
Parent Financial Advisor......................................41
Parent Material Contracts.....................................39
Parent Option Plans...........................................27
Parent Permits................................................33
Parent Real Property Leases...................................39
Parent Requisite Vote.........................................28
Parent SEC Reports............................................29
Parent Securities.............................................27
Parent Series A Preferred Stock................................4
Parent Stock Options..........................................27
Parent Stockholder Voting Agreement............................1
Parent Stockholders............................................1
Parent Stockholders Meeting...................................51
Parent Year 2000 Plan.........................................41

Permitted Liens...............................................14
Registration Rights Agreement.................................61
SEC...........................................................11
Securities Act................................................11
Share..........................................................3
Share Issuance................................................28
subsidiary.....................................................8
Surviving Corporation..........................................2
Takeover Statutes.............................................26
Tax...........................................................21
Tax Returns...................................................21
Termination Date..............................................63